Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014, relating to the consolidated financial statements of Masonite International Corporation, appearing in the Annual Report on Form 10-K of Masonite International Corporation for the year ended December 29, 2013.
/s/ DELOITTE & TOUCHE LLP
Tampa, FL
June 19, 2014